NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 16, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 2, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Progress Energy, Inc. and Duke Energy Corporation became effective after the close on July 2, 2012. Each share of Common Stock of Progress Energy, Inc. was converted for 0.87083 shares of Duke Energy Corporation Common Stock. The merger consideration reflects the 1 for 3 Reverse Stock Split for Duke Energy Corporation which became effective after the close on July 2, 2012. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 3, 2012.